Exhibit 99.1

News Release

Contact:

Ellen Ewart

Vice President, Investor and Media Relations

410-689-7632

eewart@foundationcoal.com

Foundation Coal Reports Fourth Quarter and 2004 Results

Linthicum Heights, Maryland, Feb. 11, 2005 – Foundation Coal Holdings, Inc. (NYSE: FCL) today reported financial results for its fourth quarter and period ended December 31, 2004.

Highlights

•                  Earnings for the quarter—the first since the Company’s initial public offering on December 9, 2004—were $4.2 million, or $0.15 per diluted share.

•                  Coal sales revenues increased to $255.6 million for the quarter, from $243.9 million in the same quarter of the previous year for the predecessor company.

•                  Debt was reduced by $85 million during the quarter.

“The past year was one of outstanding opportunities for Foundation Coal,” stated James F. Roberts, Foundation president and chief executive officer. “During the course of 2004, amid perhaps the strongest coal market in the last 30 years, we successfully transitioned the company from a wholly-owned subsidiary to a publicly held company. Throughout the process, our team’s attention to maintaining safe, low-cost operations and positioning the company for future growth never wavered.”

Roberts added, “We finished 2004 on a positive note, despite longwall moves at both of our Pennsylvania operations in the fourth quarter and challenging geologic and operating conditions at several of our mines earlier in the year. Going forward, strong coal market fundamentals appear to support a pricing environment that bodes well for Foundation. We have successfully locked in revenue growth with our new contracts, while leaving additional upside with our uncommitted volume. We believe we are well positioned for significantly improved performance in 2005 and beyond.”

Financial Results

In presenting financial results, information for the five-month operating period ended December 31, 2004 and the fourth quarter of 2004 are referred to as “successor” periods. On July 30, 2004, Foundation acquired the United States coal business of RAG Coal International AG. As a result of the fair valuation of the assets and liabilities acquired as of that date, a process commonly referred to as purchase accounting, the financial results for periods prior to July 30, 2004 are not comparable. Periods prior to July 30, 2004, referred to as “predecessor” periods, are not presented herein because of the lack of comparability.

Foundation Coal is still in the process of finalizing the fair values of assets and liabilities used in purchase accounting. The fair values used in the successor financial statements are based on preliminary valuations from independent valuation specialists and the accumulation of other data relative to the assets and liabilities acquired. The purchase accounting process will be finalized as soon as practical; however, the final allocation of purchase price may result in changes to the preliminary allocation, some of which may have a material effect on the balance sheet and/or results of operations.

For additional operating information presented in the Supplemental Financial Data, such as shipment volumes, sales revenues and certain components of cash flows, the information is comparable between the predecessor and successor periods. Calendar year 2004 information is presented on a pro-forma basis by combining the seven months ended July 30, 2004 of the predecessor with the five month operating period ended December 31, 2004 of the successor. Foundation will post a reconciliation of EBITDA and adjusted EBITDA to accounting principles generally accepted in the United States (GAAP) basis on its website at www.foundationcoal.com.

Fourth quarter 2004 coal sales revenues were $255.6 million on shipments of 16.1 million tons compared with coal sales revenues of $243.9 million on shipments of 17.2 million tons in the fourth quarter of 2003. Higher average realized prices in the 2004 period more than offset the impact of reduced shipments. The reduced shipments in the 2004 period were attributable to: (i) two longwall moves at the Northern Appalachia mines in 2004 compared with one longwall move in the fourth quarter of the prior year; (ii) rail service problems, primarily in the Powder River Basin (PRB) and Northern Appalachia; (iii) inclement weather related to Hurricane Ivan; and (iv) lower volumes of purchased coal sales in the 2004 period.

Coal sales revenues from July 30 through December 31, 2004 were $436.0 million on shipments of 27.6 million tons. On a pro-forma basis, coal sales revenues for the year ended December 31, 2004 were $980.9 million on shipments of 63.5 million tons.  Details of shipments and coal sales revenues by segment are presented in the table of Supplemental Financial Data.

Net earnings were $4.2 million in the fourth quarter of 2004. For the 2004 five month operating period, net earnings include the credit to amortization for historical coal supply agreements below current market prices recorded in purchase accounting partly offset by increased cost depletion from the fair value of coal lands and leaseholds also established in purchase accounting. Depreciation, depletion and amortization includes $23.5 million of cost depletion of fully and partially uncovered coal which received a higher valuation at the acquisition date. Absent this application of purchase accounting, this amortization would have been included in and increased cost of coal sales. Selling, general and administrative expenses of $18.0 million in the 2004 fourth quarter included $7.8 million of incentive compensation accruals, medical expense accruals, and the sponsor monitoring fee, which was terminated at the time of the IPO. A portion of these expenses were unique to the quarter and are considered to be non-recurring. Interest expense of $18.1 million includes surety bond and letter of credit fees plus amortization of deferred financing costs, including accelerated amortization of $3.0 million related to the pre-payment of $85 million of bank term debt.

Adjusted EBITDA, as defined under Foundation’s bank credit agreement and reconciled to GAAP net earnings in a schedule attached to this news release, is adjusted for the effects of purchase accounting and other factors which affect comparability between periods. For the quarter and twelve months ended December 31, 2004, pro-forma adjusted EBITDA was $33.0 million and $151.6 million, respectively.

During the fourth quarter of 2004, Foundation pre-paid $85 million of its Term Loan B, using a combination of Initial Public Offering proceeds and free cash flow. This pre-payment satisfies all scheduled quarterly principal payments through the term of the loan.

For the year, coal production on a pro-forma basis declined to 61.4 million tons from 64.0 million tons in 2003. The decline in production primarily reflects idling of the longwall for 11 weeks in early 2004 at the Cumberland mine in order to address ventilation issues identified by the Mine Safety and Health Administration and previously noted adverse geologic conditions at Emerald.

According to Roberts, “Cumberland produced at normal levels after resuming longwall production in May 2004, and after moving to a new panel in November, Emerald ran exceptionally well. Notably, in December Emerald set a one-month production record of 785,900 tons, which represents the highest single-month total in the history of either of the Northern Appalachia mines.”

Capital Spending

Capital expenditures totaled $33.2 million for the period July 30 through December 31, 2004 and $85.9 million on a pro-forma basis for calendar year 2004. Going forward, Foundation is targeting 2005 capital expenditures in the range of $150 million to $160 million. Major capital projects for the year in the aggregate amount of approximately $60 million include the purchase of a new stripping shovel and trucks for expansion at the Belle Ayr mine; a batch loadout facility and longwall face extension project at Emerald, both designed to improve efficiency; an additional continuous miner unit at the Kingston operation to increase metallurgical coal production; and mining equipment for the Pax mine, which is in part a replacement for the depleted Simmons Fork mine.

Roberts noted that capital spending requirements for 2005 include both growth and efficiency improvement projects. “Our 2005 capital expenditure program seeks to maintain our low-cost profile at current operations while at the same time providing a platform for future expansion.”

Operational and Commercial Developments

In late 2004, the Kingston mine acquired an additional continuous mining unit to be placed in service in 2005, which is expected to increase the mine’s total output of high quality metallurgical coal by approximately 200,000 tons per year.

During 2004, Foundation started development and initial operations at the Pax surface mine in Raleigh County, West Virginia. At full production levels—expected to be achieved in 2006—the mine will produce approximately 1.0 million tons of low-sulfur steam and metallurgical coal per year.

Foundation increased the longwall panel width to 1,250 feet from 1,000 feet at both of its Pennsylvania mines in 2004. These mines now have the widest longwall faces of any in North America.

In 2004, safety statistics for Foundation’s surface and underground operations were better than the industry averages by 44% and 25%, respectively.

Coal Market Overview

According to Roberts, “Strength persists in the U.S. coal sector, with current spot prices in many markets at or near 52-week high levels. However, the production response to the favorable pricing environment has been minimal, particularly in Central Appalachia, where year-on-year output increased by slightly more than 1% in 2004 and utility stockpiles remain below normal.”

Roberts stated further, “Central Appalachian supply is expected to remain relatively price inelastic, which should provide new market opportunity to low-sulfur PRB coals and, as new flue-gas desulfurization equipment is installed, to high-Btu Northern Appalachian coals. Foundation’s diverse production portfolio, including our strong presence in both the PRB and Northern Appalachia, positions us well to take advantage of the shifting trends in coal supply sourcing.”

Outlook

In 2005, Foundation is targeting production of 66 million to 68 million tons with total sales volumes, including purchased coal, of 68 million to 70 million tons. With approximately 98% of production priced, Foundation is targeting total coal sales of

$1.135 billion to $1.175 billion. These coal sales revenue targets represent growth of approximately 18% compared with 2004 on a pro-forma basis. Foundation is targeting adjusted EBITDA, as defined in the company’s credit agreement, of $230 million to $260 million in 2005. Foundation has committed and priced 86% and 66% of its expected production in 2006 and 2007, respectively. The majority of the uncommitted tonnage is primarily associated with the higher value eastern coals.

Foundation targets growth in EBITDA in 2005 on the strength of increased average sales realizations and higher production volumes. The Northern Appalachia longwall mines only have a total of two scheduled longwall moves, one at each mine, in 2005. Increases in commodity price-driven operating costs are expected to moderate in 2005 compared with the significant increases experienced in 2004.

Non GAAP Disclosures

EBITDA, a measure expected to be used by management to measure performance is defined as income (loss) from continuing operations, plus interest expense, net of interest income, income tax expense (benefit), accretion on asset retirement obligations, and depreciation, depletion and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the company’s presentation of EBITDA may not be comparable to other similarly titled measures of other companies. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements.  The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in the company’s debt instruments.  The definition of EBITDA as used in the company’s debt instruments is further adjusted for certain cash and non-cash charges and is used to determine compliance with financial covenants and the ability to engage in certain activities such as incurring additional debt and making certain payments.

Conference call webcast

Foundation Coal Holdings, Inc. will hold a conference call to discuss fourth quarter and year-end 2004 financials on Friday, February 11, 2005 at 10:00 a.m. EST. The call will be accessible through the internet at Foundation’s website: www.foundationcoal.com and will be archived at this location for a period of two weeks as well.

Forward-looking statements

Certain statements relating to the future prospects, developments, business strategies, analyses and other information that is based on forecasts of future results and estimates of amounts not yet determinable are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) which can be identified as any statement that does not relate strictly to historical or current facts. The company has used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting the company and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the company’s control, that could cause the company’s actual results to differ materially from those matters expressed in or implied by these forward-looking statements. These factors include, but are not limited to: market demand for coal, electricity and steel; weather conditions or catastrophic weather-related damage; the company’s production capabilities; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; environmental laws, including those directly affecting the company’s coal mining and production, and those affecting the company’s customers’ coal usage; regulatory and court decisions; railroad, barge, trucking and other transportation performance and costs; our assumptions concerning economically recoverable coal reserve estimates; employee workforce factors; changes in postretirement benefit and pension obligations; the company’s liquidity, results of operations and financial condition. The company advises investors that it discusses additional risk factors and uncertainties that could cause Foundation Coal Holdings Inc. actual results to differ from forward-looking statements in the company’s Form S-1 (Registration No. 333-118427) filed with the Securities and Exchange Commission (“SEC”) under the heading “Risk Factors”.  The investor should keep in mind that any forward-looking statement made by the company in this news release or elsewhere speaks only as of the date on which the company makes it. New risks and uncertainties come up from time to time, and it is impossible for the company to predict these events or how they may affect the company. The company has no duty to, and do not intend to, update or revise the forward-looking statements in this news release after the date of issue, except as may be required by law. In light of these risks and uncertainties, the investor should keep in mind that any forward-looking statement made in this news release or elsewhere might not occur.

About Foundation Coal

Foundation Coal Holdings, Inc. is a major U.S. coal producer with 13 coal mines and related facilities in several states including Pennsylvania, West Virginia, Illinois, and Wyoming. Through its subsidiaries Foundation Coal employs approximately 2,700 people and produces approximately 67 million tons annually, largely for utilities generating electricity. Foundation’s corporate offices are in Linthicum Heights, MD.

Foundation Coal Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Quarter Ended December 31, 2004 and

for the Period February 9, 2004 (date of formation) through December 31, 2004

(In Millions Except Per Share Data)

	(Unaudited) Successor
	Quarter ended December 31, 2004	Five Month Operating Period Ended December 31, 2004 (A)

Tons Sold	16.1	27.6

Revenues	$261.4	$444.6
Cost of Coal Sales	198.2	345.8
Selling, General & Administrative Expenses	18.0	24.7
Accretion on Asset Retirement Obligations	1.9	3.3
Depreciation, Depletion and Amortization	60.4	86.5
Amortization of Coal Supply Agreements	(46.5)	(69.0)
Income from Operations	29.4	53.3
Interest Income	0.8	1.0
Interest Expense:
Interest	(11.1)	(17.9)
Amortization of Deferred Financing Costs	(4.3)	(4.4)
Surety Bond and Letter of Credit Fees	(2.7)	(4.4)
Other Income	0.6	0.5
Income Tax Expense	(8.5)	(13.6)
Net Income	$4.2	$14.5
Basic EPS	$0.16	$0.60
Diluted EPS	$0.15	$0.58
Weighted Average Shares—Basic	26.7	24.2
Weighted Average Shares—Diluted	27.7	25.0

(A)  On July 30, 2004, a subsidiary of Foundation Coal Holdings, Inc. acquired all of the U. S. based coal subsidiaries of RAG Coal International AG. The period February 9 through December 31, 2004 includes the results of operations of these acquired assets from July 30, 2004 through December 31, 2004. Prior to July 30, 2004, Foundation Coal Holdings, Inc. did not have any operations.

Foundation Coal Holdings, Inc. and Subsidiaries

Supplemental Financial Data

For the Quarter Ended December 31, 2004 and

for the Period February 9, 2004 (date of formation) through December 31, 2004

(In Millions Except Per Ton Data)

		(Unaudited)
	Successor
	Quarter ended December 31, 2004	Five Month Operating Period ended December 31, 2004 (B)	Pro-Forma Year Ended December 31, 2004 (C)

Tons Sold
Powder River Basin	10.5	17.9	41.7
Northern Appalachia	2.7	4.8	10.7
Central Appalachia	2.0	3.5	7.9
Illinois Basin & Purchased Coal	0.9	1.4	3.2
Total	16.1	27.6	63.5

Average realized price per ton sold
Powder River Basin	$7.89	$7.80	$7.64
Northern Appalachia	25.55	26.33	26.74
Central Appalachia	35.12	34.65	33.95
Illinois Basin and Purchased Coal	37.24	35.92	34.34
Total	$15.91	$15.82	$15.47

Revenue Summary
Powder River Basin	$82.4	$139.7	$318.4
Northern Appalachia	69.2	126.9	285.1
Central Appalachia	71.3	118.9	267.7
Illinois Basin and Purchased Coal	32.7	50.5	109.7
Total Coal Sales	255.6	436.0	980.9
Other Revenues	5.8	8.6	14.7
Total Revenues	261.4	444.6	995.6
Cost of Coal Sales	198.2	345.8		(A)
Selling, General and Administrative expense	18.0	24.7		(A)
Accretion on Asset Retirement Obligations	1.9	3.3
EBITDA	43.3	70.8		(A)
Depreciation, Depletion and Amortization	60.4	86.5		(A)
Amortization of Coal Supply Agreements (Credit)	(46.5)	(69.0)		(A)
Income from Operations	$29.4	$53.3		(A)

Capital Expenditures	$20.5	$33.2	$85.9
Cash Flow from Operations	$39.3	$64.3	$56.3
Adjusted EBITDA from Credit Agreement	$33.0	$66.4	$151.6

(A)      On July 30, 2004, a subsidiary of Foundation Coal Holdings, Inc. acquired all of the U.S. based coal subsidiaries of RAG Coal International AG.  As a result of this transaction, the acquired assets and liabilities were recorded at fair value on that date in a process referred to as purchase accounting.  As a result of purchase accounting, cost of coal sales, depreciation, depletion and amortization, amortization of coal supply agreements and various other costs and expenses are not comparable with the historical reported results for the predecessor company for periods prior to July 30, 2004.

(B)        On July 30, 2004, a subsidiary of Foundation Coal Holdings, Inc. acquired all of the U. S. based coal subsidiaries of RAG Coal International AG.  The period February 9 through December 31, 2004 includes the results of operations of these acquired assets from July 30, 2004 through December 31, 2004.  Prior to July 30, 2004, Foundation Coal Holdings, Inc. did not have any operations.

(C)        Calendar year 2004 information is presented on a pro-forma basis by combining the seven months ended July 30, 2004 of the predecessor with the five month operating period ended December 31, 2004 of the successor.

Foundation Coal Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Millions)

	(Unaudited)
	December 31, 2004	September 30, 2004

Cash & Cash Equivalents	$470.3	$39.1
Trade Accounts Receivable, Net	66.5	76.9
Inventories, Net	25.8	20.0
Other Current Assets	56.9	61.6
Total Current Assets	619.5	197.6
Property Plant & Equipment, Net	1,799.6	1,823.5
Coal Supply Agreements , Net	76.2	78.7
Other Noncurrent Assets	49.9	39.1
Total Assets	$2,545.2	$2,138.9

Current Portion of Term Loan	$—	$4.7
Accounts Payable and Accruals	186.2	160.3
Dividends Payable	444.1	—
Total Current Liabilities	630.3	165.0
Long-Term Debt	685.0	765.4
Noncurrent Coal Supply Agreements, Net	178.2	206.5
Deferred Income Taxes	133.8	135.3
Other Long-Term Liabilities	661.1	660.4
Stockholders’ Equity	256.8	206.3
Total Liabilities and Stockholders’ Equity	$2,545.2	$2,138.9

Foundation Coal Holdings, Inc. and Subsidiaries

Reconcilation of EBITDA and Adjusted EBITDA per the Bank Credit Agreement

To Net Income from Continuing Operations

For the Quarter Ended December 31, 2004 and

for the Period February 9, 2004 (date of formation) through December 31, 2004

(In Millions)

	(Unaudited) Successor
	Quarter ended December 31, 2004	Five Month Operating Period ended December 31, 2004 (A)

Net Income	$4.2	$14.5
Depreciation, Depletion and Amortization	60.4	86.5
Amortization of Coal Sales Agreements (Credit)	(46.5)	(69.0)
Interest Expense	11.1	17.9
Amortization of Deferred Financing Costs	4.3	4.4
Surety Bond and Letter of Credit Fees	2.7	4.4
Interest Income	(0.8)	(1.0)
Income Tax Expense	8.5	13.6
Mark-to-market (gain) on interest rate swap	(0.6)	(0.5)
EBITDA	$43.3	$70.8
Adjustments per Credit Agreement:
One-time Non-Cash Charges (Credits) Resulting from Purchase Accounting:
Effect on Cost of Coal Sales from Market Valuation of Coal Inventories	—	3.7
Effect on Cost of Coal Sales from Deferral of Overburden Removal Costs	(15.2)	(15.2)
Sponsor Monitoring Fee	1.2	2.0
Accretion on Asset Retirement Obligations	1.9	3.3
Other	1.8	1.8
Adjusted EBITDA per Credit Agreement	$33.0	$66.4
Adjusted EBITDA for Predecessor Period through June 30, 2004 as Stipulated in the Credit Agreement		86.4
Adjusted EBITDA for Predecessor Period July 1 through July 29, 2004		(1.2)
Adjusted EBITDA year ended December 31, 2004		$151.6

(A)      On July 30, 2004, a subsidiary of Foundation Coal Holdings, Inc. acquired all of the U. S. based coal subsidiaries of RAG Coal International AG.  The period February 9 through December 31, 2004 includes the results of operations of these acquired assets from July 30, 2004 through December 31, 2004.  Prior to July 30, 2004, Foundation Coal Holdings, Inc. did not have any operations.